Exhibit 10.13

Techne Corporation

Description of Management Incentive Bonus Under the

Techne Corporation 2010 Equity Incentive Plan

Techne Corporation’s Management Incentive Bonus (the “Bonus”) is designed to motivate and reward certain members of management of Techne and its subsidiaries (“Participants”), including Techne’s executive officers, for the improvement of Techne’s performance and to attract and retain key employees essential to the success of the organization by providing a competitive compensation package. The Bonus has two components, the Short Term Incentive Plan (the “STIP”) and the Long Term Incentive Plan (the “LTIP”) for the executive officers. The Bonus is awarded under, and is subject to all of the terms and conditions contained in, the Techne Corporation 2010 Equity Incentive Plan (the “Plan”).

Short Term Incentive Plan

The STIP is intended to reward performance based on the achievement of annual goals through cash bonuses. Currently, a Participant is eligible for an annual bonus equal to a percentage of his or her base salary in effect at the beginning of the fiscal year. The maximum annual bonus varies for each Participant, and for the executive officers ranges from a maximum of 40% to a maximum of 150% of such Participant’s base salary. The STIP provides that 50% of the eligible bonus is based upon EBITDA goal achievement by Techne (or, for some Participants, Techne and the applicable Techne division) and 50% of the eligible bonus is based on revenue goal achievement by Techne (or, for some Participants, Techne and the applicable Techne division). The bonus amounts further depend on whether Techne (or, for some Participants, the applicable division) achieves the threshold, target or maximum level of achievement.

The Executive Compensation Committee of Techne’s Board of Directors may adjust the bonus amounts and criteria for current Participants from time to time and will determine the bonus amounts and criteria for any new Participants.

The Participant must be employed on the last day of the fiscal year to receive any portion of the bonus. If the Participant terminates employment for any reason before the end of the fiscal year, the Participant will forfeit the entire bonus. Any bonus that may be earned will be paid within sixty (60) days after the end of the fiscal year.

Long Term Incentive Plan

The LTIP is intended to reward improvement in the long-term performance of Techne, thereby aligning the financial interest of Participants with the financial interests of Techne shareholders. Compensation under the LTIP generally consists of stock-based compensation. Grants of stock-based compensation are determined annually by the Executive Compensation Committee.